UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) December 16, 2016

RESOURCES CONNECTION, INC.

(Exact name of registrant as specified in charter)

Delaware	0-32113	33-0832424
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

17101 Armstrong Avenue

Irvine, California 92614

(Address of principal executive offices) (Zip Code)

(714) 430-6400

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02:	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 16, 2016, the Board of Directors of Resources Connection, Inc., a Delaware corporation (the “Company”), appointed Kate W. Duchene to serve as President and Chief Executive Officer of the Company. Ms. Duchene has been serving as the Company’s interim Chief Executive Officer since October 2016 and was selected as the Company’s permanent CEO following a search process led by a Search Committee of the Board of Directors.

Prior to her appointment as interim Chief Executive Officer in October 2016, Ms. Duchene, age 53, held the role of Chief Legal Officer, Executive Vice President, Human Resources & Secretary, for the Company, positions she held since 2000.    In 2012, Ms. Duchene also assumed leadership and financial responsibility for the Company’s legal consulting business, RGP Legal. Ms. Duchene is a graduate of Stanford University and received her law degree from New York University School of Law.

On December 19, 2016, the Compensation Committee of the Board of Directors approved the terms of a new employment agreement entered into between the Company and Ms. Duchene on December 19, 2016 (the “Agreement”). The Agreement provides that Ms. Duchene will have an annual base salary of $583,000 and be entitled to participate in any annual incentive or bonus plan or plans maintained by the Company for its executive officers generally. The Agreement also provides that Ms. Duchene will be eligible to receive equity award grants on such terms and conditions as determined from time to time by the Board. During the term of her employment with the Company, Ms. Duchene will generally be eligible to participate in any health and welfare benefit plans, fringe benefits and paid time off consistent with the benefits provided by the Company to its other executive officers. In the event that Ms. Duchene’s employment terminates due to her death or disability, the Agreement provides that she will be entitled to severance benefits that include a payment equal to one times her then current base salary and a pro-rated portion of her annual bonus for the year her employment terminates. In the event Ms. Duchene’s employment is terminated by the Company without “Cause” (as defined in the Agreement) or by Ms. Duchene for “Good Reason” (as defined in the Agreement), the Agreement provides that Ms. Duchene will, subject to entering into a release of claims, be entitled to severance benefits that include a payment equal to three times her annual base salary rate and target annual incentive bonus, a pro-rated portion of her annual bonus for the year her employment terminates, continued participation in the Company’s group health insurance plans for up to two years, and full vesting of any then-outstanding and otherwise unvested equity awards granted by the Company. In the event the Company opts not to renew the term of the Agreement, Ms. Duchene will also be entitled to the foregoing benefits applicable to a termination without “Cause,” except that the lump sum payment to which Ms. Duchene is entitled will be reduced to one and one half times her annual base salary. Further, upon a Change of Control (as defined in the Company’s 2004 or 2014 Performance Incentive Plan, as applicable), all of Ms. Duchene’s then-outstanding and otherwise unvested equity awards will vest in full. The Agreement includes certain non-compete, non-solicit and confidentiality covenants in favor of the Company. The Agreement provides that, should benefits payable to Ms. Duchene trigger excise taxes under Section 4999 of the Internal Revenue Code, Ms. Duchene will either be entitled to the full amount of her benefits or, if a cut-back in the benefits would result in greater net (after-tax) benefit to Ms. Duchene, the benefits will be cut-back to the extent necessary to avoid such excise taxes. The Agreement does not provide for a Company tax “gross-up” payment to make Ms. Duchene whole for any such taxes. The Agreement has an initial term of three years ending on December 19, 2019 and renews each year thereafter unless written notice not to extend the term thereof is first provided by either the Company or Ms. Duchene as provided in the Agreement.

The foregoing summary of the Agreement is qualified in its entirety by reference to the text of the Agreement, which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 7.01	Regulation FD Disclosure.

The full text of the Company’s press release, issued on December 20, 2016, announcing Ms. Duchene’s appointment to Chief Executive Officer is included as Exhibit 99.1 to this report.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Employment Agreement, dated December 19, 2016, between Kate W. Duchene and Resources Connection, Inc.

99.1	Press Release issued December 20, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RESOURCES CONNECTION, INC.
Date: December 20, 2016
By: /s/ Herbert Mueller
Herbert Mueller
Executive Vice President and Chief Financial Officer